OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK, REPORTS FIRST QUARTER RESULTS.

Byron Center, MI, April 16, 2009 — — OAK Financial Corporation (OKFC), a West Michigan-based bank holding company, reported first quarter net income of $1,250,000 compared to $1,482,000 for the first quarter of 2008. Basic and diluted earnings per share in the first quarter of 2009 were $0.46, a decline of 16% from the $0.55 reported for the first quarter of 2008. The decline in net income and earnings per share reflects an increase in the provision for loan losses, and higher operating expenses, partially offset by gains on the sale of investments and mortgages.

Total assets at March 31, 2009 equaled $837 million, a decline of $3 million from the end of the prior quarter and an increase of $72 million from March 31, 2008. The decline from the prior quarter was largely due to the sale of $12 million of investment securities, which was offset by an increase in total loans. Total loans increased $9 million during the first quarter and $92 million for the last 12 months. Compared to one year ago, total assets increased 9% and total loans increased 15%. Total deposits increased $5 million during the first quarter and $98 million, or 17% for the last 12 months. The bank continues to be well capitalized, with an equity-to-asset ratio of 8.3% at March 31, 2009 compared to 8.4% at December 31, 2008.

“Plunging collateral values, defaults by previously rock-solid borrowers and clumsy government intervention pose continued risks to our company, our industry and our economy,” said Patrick K. Gill, President and CEO of OAK Financial Corporation and Byron Bank. “Nonetheless, we’re generally pleased with our first quarter performance and look forward to meeting our shareholders’ long-term expectations.”

The Bank’s first quarter net interest margin declined 6 basis points from the prior quarter and 42 basis points from the first quarter of 2008. Despite the decline in our net interest margin, during the first quarter, the compression of our margin has begun to show signs of improvement as our cost of funds continues to decline, while loan yields are beginning to steady. Despite the decline in the net interest margin, net interest income for the first quarter of 2009 declined less than 1%, compared to the same period in 2008, due to the strong growth in earning assets.

The provision for loan losses was $975,000 in the first quarter compared to $1,950,000 in the fourth quarter of 2008 and $675,000 during the first quarter of 2008. The higher provision for loan losses reflects continued loan growth and increase in non-performing loans, which is described below. The higher level of loan loss provision contributed to an increase in the allowance as a percent of total loans from 1.33% at the end of 2008 to 1.42% at March 31, 2009.

Total non-interest income increased 41% during the first quarter of 2009, compared to the first quarter of 2008. The significant increase was the result of a $656,000 increase in mortgage banking revenue and a $333,000 increase in gains from the sale of securities. The increase in mortgage banking revenue resulted from high volumes of mortgage refinance activity due to historically low mortgage interest rates. The gain on sale of investments during the first quarter of 2009 is a result of repositioning the investment portfolio for asset-liability purposes. Non-interest income represented 33.9% of total revenue during the first quarter of 2009, compared to 26.6% in the first quarter of 2008.

Operating expenses increased $877,000, or 16%, in the first quarter of 2009, compared to the first quarter of 2008. Total salary and benefit costs were 9% higher in the first quarter of 2009 compared to the first quarter of 2008. The increase in salary and benefit expense reflects higher mortgage commissions expense related to the increase in mortgage refinance activity and higher incentive accruals in the first quarter of 2009, compared to the prior year. Occupancy and equipment expenses increased 14% in the first quarter of 2009, compared to the first quarter of 2008. The increase reflects the additional costs related to our new East Paris office, which was opened in the second quarter of 2008, as well as costs from several new off-site ATMs. Total non-interest expense in the first quarter also includes $270,000 of expense resulting from valuation adjustments and sale of other real estate, $147,000 increase cost of FDIC insurance, and higher costs associated with loan collection efforts.

Non-performing assets totaled $7.5 million at March 31, 2009, up $2.2 million from the prior quarter and $2.3 million from March 31, 2008. Total non-performing assets, represent 0.90% of total assets and compared to 0.63% at December 31, 2008 and 0.68% at March 31, 2008. At March 31, 2009, total non-performing assets consist of $2.5 million of other real estate, $4.5 million of loans that are not accruing interest and $0.5 million of loans that are past due 90 days or more and still accruing interest. Net loans charged-off as a percent of total average loans was 0.14% in the first quarter of 2009, compared to 1.12% in the fourth quarter of 2008 and 0.38% in the first quarter of 2008. Net loans charged-off in the first quarter totaled $245,000 compared to $1,873,000 during the fourth quarter of 2008 and $558,000 in the first quarter of 2008.

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through 14 banking offices serving 14 communities in Kent, Ottawa and Allegan counties in West Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Our other subsidiary, Byron Insurance Agency, delivers a broad range of personal and business insurance products. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

# # # # # # # # # #

For more information, please contact:
            Patrick K. Gill, President & CEO at (616) 588-7420, or
            James A. Luyk, Executive Vice President COO & CFO at (616) 588-7419
            OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2009 (Unaudited)	December 31, 2008

ASSETS

Cash and cash equivalents	$9,341	$15,411

Available-for-sale securities	95,254	107,251

Loans held for sale	9,283	2,762

Total loans	695,950	686,932
Allowance for loan losses	(9,859)	(9,130)

Net Loans	686,091	677,802

Accrued interest receivable	3,904	3,967
Premises and equipment, net	15,942	16,782
Restricted investments	5,101	5,101
Other assets	11,829	11,235

Total assets	$836,745	$840,311

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$73,656	$76,585
Interest bearing	608,246	600,684

Total deposits	681,902	677,269

Federal funds purchased	-	2,300
Repurchase agreements	20,350	20,350
FHLB advances	57,613	63,655
Other borrowed funds	1,227	1,030
Other liabilities	6,051	5,352

Total liabilities	767,143	769,956

Stockholders' equity
Preferred stock, no par value; 500,000 shares authorized	-	-
Common stock, $1 par value; 4,000,000 shares authorized;
2,703,009 shares issued and outstanding	2,703	2,703
Additional paid-in capital	32,778	32,778
Retained earnings	34,827	34,171
Accumulated other comprehensive (loss) income	(706)	703

Total stockholders' equity	69,602	70,355

Total liabilities and stockholders' equity	$836,745	$840,311

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)

	Three Months ended March 31, (Unaudited)

	2009	2008

Interest Income
Interest and fees on loans	$8,868	$9,814
Available-for-sale securities	1,099	1,285
Restricted investments	53	45
Other interest income	-	2

Total interest income	10,020	11,146

Interest expense
Deposits	3,110	4,050
Federal funds purchased	5	263
Repurchase agreements	242	245
FHLB advances	674	568
Other borrowed funds	4	2

Total interest expense	4,035	5,128

Net interest income	5,985	6,018
Provision for loan losses	975	675

Net interest income after provision for loan losses	5,010	5,343

Non-interest income
Service charges on deposit accounts	1,229	1,252
Mortgage banking	1,060	404
Net gain on sales of securities	335	2
Insurance premiums and brokerage fees	289	339
Other	158	188

Total non-interest income	3,071	2,185

Non-interest expenses
Salaries	2,816	2,547
Employee benefits	632	622
Occupancy (net)	502	431
Furniture and fixtures	326	294
Loss (gain) on other real estate	270	(1)
Other	1,923	1,699

Total non-interest expenses	6,469	5,592

Income before federal income taxes	1,612	1,936

Federal income taxes	362	454

Net income	$1,250	$1,482

Income per common share:
Basic	$0.46	$0.55
Diluted	$0.46	$0.55

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008

Earnings
Net interest income	$5,985	$6,018	$6,106	$6,235	$6,018
Provision for loan losses	$975	$1,950	$1,400	$930	$675
Non-interest income	$3,071	$(1,183)	$2,089	$2,218	$2,184
Non-interest expense	$6,469	$6,031	$5,971	$5,996	$5,591
Net income	$1,250	$(1,882)	$737	$1,199	$1,482
Basic earnings per share	$0.46	$(0.69)	$0.27	$0.44	$0.55
Diluted earnings per share	$0.46	$(0.69)	$0.27	$0.44	$0.55
Average shares outstanding	2,703	2,703	2,703	2,703	2,703

Performance Ratios
Return on average assets	0.60%	(0.92%)	0.37%	0.62%	0.80%
Return on average equity	7.14%	(10.45%)	4.06%	6.64%	8.29%
Net interest margin (tax-equivalent)	3.14%	3.20%	3.31%	3.56%	3.56%
Efficiency ratio	71.2%	71.0%	70.0%	69.0%	66.1%
Full-time equivalent employees	206	205	204	202	200
Ending equity to ending assets	8.32%	8.37%	8.92%	9.06%	9.46%
Book value per share	$25.75	$26.03	$26.49	$26.37	$26.77

Asset Quality
Net loans charged-off	$245	$1,873	$207	$195	$558
Net charge-offs to total average loans	0.14%	1.12%	0.13%	0.13%	0.38%
(annualized)
Nonperforming assets	$7,492	$5,332	$8,838	$6,714	$5,236
Allowance for loan losses to total loans	1.42%	1.33%	1.39%	1.25%	1.18%
Nonperforming assets to total assets	0.90%	0.63%	1.10%	0.85%	0.68%

(Dollars in thousands except per share data)	YTD 3/31/09	YTD 3/31/08

Earnings
Net interest income	$5,985	$6,018
Provision for loan losses	$975	$675
Non-interest income	$3,071	$2,184
Non-interest expense	$6,469	$5,591
Net income	$1,250	$1,482
Basic earnings per share	$0.46	$0.55
Diluted earnings per share	$0.46	$0.55
Average shares outstanding	2,703	2,703

Performance Ratios
Return on average assets	0.60%	0.80%
Return on average equity	7.14%	8.29%
Net interest margin (tax-equivalent)	3.14%	3.56%
Efficiency ratio	71.2%	66.1%

Asset Quality
Net loans charged-off	$245	$558
Net charge-offs to total average loans (annualized)	0.14%	0.38%